Exhibit 99.1

Adtran Holdings, Inc. Appoints Anne DelSanto to Board of Directors

HUNTSVILLE, Ala. – (June 25, 2026) – Adtran Holdings, Inc. (NASDAQ: ADTN and FSE: QH9), a leading global provider of networking and communications solutions, today announced the appointment of Anne DelSanto as an independent member of its Board of Directors effective July 1, 2026. The appointment aligns with Adtran's expanding relevance beyond its service provider core, into cloud infrastructure, AI-driven networking, and enterprise software, markets where Ms. DelSanto has spent the majority of her career.

Ms. DelSanto brings more than 30 years of experience in the global technology industry focused on cloud computing, software-as-a-service (SaaS), artificial intelligence, and enterprise go-to-market strategy. Her professional career included executive operational and technical roles at companies including Salesforce, Oracle, and IBM.

Ms. DelSanto currently serves on the board of directors of Advanced Energy (NASDAQ: AEIS), a company that designs and manufactures precision power solutions for hyperscale AI, semiconductor, and industrial markets, and on the boards of private technology companies, Axonius and StackAdapt. She formerly served on the boards of Juniper Networks and New Relic, both during their tenure of being publicly traded.

“Anne's experience building and scaling cloud and SaaS platforms will be a valuable addition to our Board,” said Tom Stanton, Chairman and Chief Executive Officer of Adtran Holdings, Inc. “Her relevant public board experience combined with her experience with hyperscalers, AI-driven infrastructure, and next-generation service provider solutions aligns with Adtran’s strategic direction. We are delighted to welcome her."

Ms. DelSanto holds a Bachelor of Science in mathematics with a concentration in computer science from St. John’s University and a Master of Science in administrative studies from Boston College. She has also completed advanced governance studies at Stanford University Law School’s Directors’ College.

About Adtran
ADTRAN Holdings, Inc. (NASDAQ: ADTN and FSE: QH9) is the parent company of Adtran, Inc., a leading global provider of open, disaggregated networking and communications solutions that enable voice, data, video and internet communications across any network infrastructure. From the cloud edge to the subscriber edge, Adtran empowers communications service providers around the world to manage and scale services that connect people, places and things. Adtran solutions are used by service providers, private enterprises, government organizations and millions of individual users worldwide. ADTRAN Holdings, Inc. is also the majority shareholder of Adtran Networks SE, formerly ADVA Optical Networking SE. Find more at Adtran.com, LinkedIn and X.

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ADTRAN Holdings, Inc.
www.adtran.com

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